EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-194766, 333-175130, 333-175129, 333-152396, 333-150376, 333-142078, 333-119712, 333-109854, 333-98577, 333-66356, 333-44592, 333-84099, 333-50267) on Form S-8 of Talon International, Inc. and subsidiaries of our report dated March 24, 2016, relating to our audit of the consolidated financial statements, and the financial statement schedule, which appears in this Annual Report on Form 10-K of Talon International, Inc. and subsidiaries for the year ended December 31, 2015.

/s/ SingerLewak LLP
SingerLewak LLP
Los Angelas, California
March 24, 2016